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                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements of Millennium Chemicals Inc. on Form S-8 (No. 333-13139) pertaining to the Millennium Chemicals Inc. Retirement Savings & Investment Plan, (No. 333-13141) pertaining to the SCM Chemicals Inc. Retirement Savings & Investment Plan, (No. 333-13143) pertaining to the Quantum Chemical Retirement Savings & Investment Plan, (No. 333-13147) pertaining to the Quantum Chemical Retirement Savings & Investment Plan for Hourly Represented Employees, (No. 333-13149) pertaining to the SCM Glidco Organics Corp. Retirement Savings & Investment Plan and (No. 333-13717) pertaining to the Millennium Chemicals Inc. Long-Term Stock Incentive Plan of our reports dated (i) November 13, 1996 with respect to the consolidated financial statements of Cornerstone-Spectrum, Inc. and (ii) November 7, 1995, except for Note 12, as to which the date is July 2, 1996 with respect to the consolidated financial statements of HMB Holdings, Inc. included in the Annual Report (Form 10-K) of Millennium Chemicals Inc. for the year ended December 31, 1996.

                                          ERNST & YOUNG LLP

Hackensack, New Jersey
March 21, 1997


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